Pricing Supplement No. 2018—USNCH0972 to Product Supplement No. EA-02-06 dated April 7, 2017,

Underlying Supplement No. 6 dated April 7, 2017, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated February 9, 2018

Citigroup Global Markets Holdings Inc. $5,827,500 Step Down Trigger Autocallable Notes

Linked to the Least Performing of the EURO STOXX 50® Index and the EURO STOXX® Banks Index Due February 13, 2020

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Step Down Trigger Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the EURO STOXX 50® Index and the EURO STOXX® Banks Index (each, an “underlying”). If the closing level of the least performing underlying is greater than or equal to its respective initial underlying level on one of the first four valuation dates, or greater than or equal to its respective downside threshold on the final valuation date, we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate. The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum. However, if by maturity the notes have not been called and the closing level of the least performing underlying is less than its downside threshold on the final valuation date, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. On each valuation date, the least performing underlying is the underlying with the lowest underlying return as of that valuation date.

Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. The stated payout on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlying. You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlying. You will not receive dividends or other distributions paid on any stocks included in the underlyings. The notes do not pay interest. The contingent repayment of the stated principal amount plus a call return applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑    Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing level of the least performing underlying is greater than or equal to its respective initial underlying level on one of the first four valuation dates (beginning one year after issuance) or greater than or equal to its respective downside threshold on the final valuation date. The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors will have full downside market exposure to the least performing underlying at maturity.

❑    Downside Exposure — If you hold the notes to maturity and the notes have not been called on any valuation date, including the final valuation date, that will necessarily mean that the closing level of the least performing underlying is less than its downside threshold on the final valuation date and we will pay you less than the stated principal amount of your notes, and possibly nothing, at maturity. The resulting loss will be proportionate to the full negative underlying return of the least performing underlying. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	February 9, 2018
Settlement date[1]	February 14, 2018
Valuation dates[2] (See “Call Returns/Call Prices for the Offering of the Notes” on page PS-5)	February 14, 2019, May 9, 2019, August 9, 2019, November 12, 2019 and the final valuation date
Final valuation date[2]	February 10, 2020
Maturity date	February 13, 2020
[1] See “Supplemental Plan of Distribution” in this pricing supplement for additional information. [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Step Down Trigger Autocallable Notes Linked to the Least Performing of the EURO STOXX 50® Index and the EURO STOXX® Banks Index. Any payment on the notes will be determined by the performance of the least performing underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Call Return Rate	Initial Underlying Levels	Downside Thresholds	CUSIP/ISIN
EURO STOXX 50® Index (Ticker: SX5E)	7.03% per annum	3,325.99	1,995.594, which is 60% of the applicable initial underlying level	17326E548 / US17326E5481
EURO STOXX® Banks Index (Ticker: SX7E)		132.08	79.248, which is 60% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.10	$9.90
Total	$5,827,500.00	$58,275.00	$5,769,225.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.697, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.10 per security. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.90 per note. UBS Financial Services Inc. (“UBS”), acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.90 per note. UBS will receive an underwriting discount of $0.10 per note for each note it sells. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-02-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003407/dp74979_424b2-par.htm

♦	Underlying Supplement No. 6 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003405/dp74985_424b2-us6.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Step Down Trigger Autocallable Notes Linked to the Least Performing of the EURO STOXX 50® Index and the EURO STOXX® Banks Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-6 of this pricing supplement, “The EURO STOXX 50® Index” beginning on page PS-13 of this pricing supplement, “The EURO STOXX® Banks Index“ beginning on page PS-14 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions—The EURO STOXX 50® Index” beginning on page 23 of the accompanying underlying supplement and “Equity Index Descriptions—The EURO STOXX® Banks Index” beginning on page 27 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦    You understand and accept the risks associated with each of the underlyings.

♦    You believe the closing level of each underlying will be greater than or equal to its respective initial underlying level on one of the first four specified valuation dates, or you believe the closing level of each underlying will be greater than or equal to its downside threshold on the final valuation date.

♦    You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦    You understand that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlying.

♦    You are willing to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing level of the least performing underlying is greater than or equal to its respective initial underlying level, and you are otherwise willing to hold such notes to maturity.

♦    You are willing to make an investment whose positive return is limited to the call return, regardless of the potential appreciation of the underlyings, which could be significant.

♦    You are willing to invest in the notes based on the call return rate specified on the cover page of this pricing supplement.

♦    You are willing to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦    You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦    You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦    You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦     You do not believe the closing level of each underlying will be greater than or equal to its respective initial underlying level on any one of the specified valuation dates, or you believe the closing level of either underlying will be less than its respective downside threshold on the final valuation date, exposing you to the full downside performance of the least performing underlying.

♦     You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦     You do not understand or accept the risks associated with each of the underlyings.

♦     You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦     You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the call return.

♦     You are unwilling to accept that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlying.

♦     You are unwilling to invest in the notes based on the call return rate specified on the cover page of this pricing supplement.

♦     You are unwilling to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦     You are unable or unwilling to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing level of the least performing underlying is greater than or equal to its respective initial underlying level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦     You seek an investment for which there will be an active secondary market.

♦     You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦     You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦     You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlyings.

♦     You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately two years, unless called earlier
Trade date	February 9, 2018
Settlement date	February 14, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	February 10, 2020
Maturity date	February 13, 2020
Underlyings	EURO STOXX 50® Index (Ticker: SX5E) EURO STOXX® Banks Index (Ticker: SX7E)
Automatic call feature

The notes will be automatically called if the closing level of the least performing underlying is greater than or equal to its respective initial underlying level on one of the first four valuation dates or greater than or equal to its respective downside threshold on the final valuation date.

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

Valuation dates[1]	February 14, 2019 May 9, 2019 August 9, 2019 November 12, 2019 February 10, 2020 (the “final valuation date”).
Call settlement dates	Three (3) business days following the applicable valuation date, except that the call settlement date for the final valuation date is the maturity date.
Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on the fixed call return rate of 7.03% per annum.

See “Call Returns/Call Prices for the Offering of the Notes” on page PS-5.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called, the final underlying level of the least performing underlying will therefore necessarily be less than the applicable downside threshold on the final valuation date, and we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

____________________

1 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Least performing underlying	On each valuation date, the underlying with the lowest underlying return as of that valuation date.
Underlying return	For any underlying on any valuation date, calculated as follows: current underlying level – initial underlying level initial underlying level
Downside threshold	For any underlying, 60.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Initial underlying level	For any underlying, its closing level on the trade date, as specified on the cover page of this pricing supplement.
Current underlying level	For any underlying and any valuation date, the closing level of that underlying on that valuation date.
Final underlying level	For any underlying, its closing level on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.
Investment Timeline

Trade date	The closing level of each underlying (its respective initial underlying level) is observed, the downside threshold for each underlying is set and the call return rate is determined.

Quarterly, beginning February 14, 2019 (if not previously called)

The notes will be automatically called if the closing level of the least performing underlying is greater than or equal to its respective initial underlying level on one of the first four valuation dates or greater than or equal to its respective downside threshold on the final valuation date.

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously called)

The final underlying level of each underlying is observed on the final valuation date.

If the notes are not called, the final underlying level of the least performing underlying will therefore necessarily be less than the applicable downside threshold on the final valuation date, and we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return of the least performing underlying)

Call Returns/Call Prices for the Offering of the Notes

Valuation Date	Call Return (Per $10 stated principal amount. Based on a call return rate of 7.03% per annum.)	Call Price (Per $10 stated principal amount)
February 14, 2019	7.0300% of the stated principal amount	$10.70300
May 9, 2019	8.7875% of the stated principal amount	$10.87875
August 9, 2019	10.5450% of the stated principal amount	$11.05450
November 12, 2019	12.3025% of the stated principal amount	$11.23025
February 10, 2020 (the “final valuation date”)	14.0600% of the stated principal amount	$11.40600

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the least performing underlying and, if the notes are not automatically called, will depend on the extent to which the final underlying level of the least performing underlying is less than its downside threshold. If the notes are not automatically called on any of the valuation dates, which necessarily means that the final underlying level of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes at maturity or upon earlier automatic call is limited to the call return, which will only be received if the notes are called. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as one year after the settlement date, you may not receive the call return associated with a later valuation date. You will not participate in any potential appreciation of the underlyings even though you may be subject to the full downside performance of the least performing underlying. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the underlyings.

♦	The notes are subject to the risks of both of the underlyings and will be negatively affected if either of the underlyings performs poorly, even if the other underlying performs well — You are subject to risks associated with both of the underlyings. If either of the underlyings performs poorly, you will be negatively affected, even if the other underlying performs well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlyings is the least performing underlying. Furthermore, the risk that the notes will not be called, and thus you will not receive the call price, and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar. With a greater total number of underlyings, it is more likely that an underlying will be below its initial underlying level or downside threshold on a valuation date or the final valuation date, as applicable, and therefore it is more likely that the notes will not be called and that at maturity, you will receive an amount in cash which is worth less than your principal amount.

♦	You will not benefit in any way from the performance of the better performing underlying — The return on the notes depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlying. The notes may underperform a similar investment in both of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the underlying that is not the least performing underlying is not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The EURO STOXX 50® Index represents large capitalization stocks in the Eurozone and the EURO STOXX® Banks Index represents large capitalization stocks in the bank supersector in the Eurozone. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	The repayment of principal plus a call return is contingent, and you will have full downside exposure to the least performing underlying if the final underlying level of the least performing underlying is less than its downside threshold — If the notes are not automatically called on one of the first four valuation dates and, on the final valuation date, the closing level of the least performing underlying is less than its initial underlying level but greater than its downside threshold, you will receive your stated principal amount plus the call return at maturity notwithstanding that the least performing underlying has declined from its initial underlying level. However, if the final underlying level of the least performing underlying is below its downside threshold, the contingent repayment of principal plus a call return will not apply, and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. The notes will have full downside exposure to the decline of the least performing underlying if the final underlying level of the least performing underlying is below its downside threshold. As a result, you may lose your entire investment in the notes. Further, this contingent repayment of principal plus a call return applies only if you hold the notes to maturity.  If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the level of the least performing underlying is greater than its downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in either underlying or the stocks that constitute either underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute either of the underlyings. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of either of the underlyings as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the underlyings). Moreover, unlike a direct investment in the underlyings, the appreciation potential of the notes is limited, as described above.

♦	The probability that the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that one or the other of the underlyings will experience a large decline over the term of the notes and fall below its respective downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that one or the other of the underlyings will fall below its respective downside threshold on the final valuation date and that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing level of the least performing underlying solely on the valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing level of the least performing underlying only on the valuation dates. You will not receive the stated principal amount of your notes at maturity if the closing level of the least performing underlying on the final valuation date is less than its downside threshold, even if the closing level of the least performing underlying is greater than its downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing level of the least performing underlying is greater than or equal to its initial underlying level on any valuation date prior to the final valuation date, even if the closing level of the least performing underlying is less than its initial underlying level on other days during the term of the notes. Because the performance of the notes depends on the closing level of the least performing underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing levels of the underlyings, particularly around the valuation dates. You should understand that the levels of the underlyings have historically been highly volatile. See “The EURO STOXX 50® Index” and “The EURO STOXX® Banks Index” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing level of the least performing underlying on that valuation date is greater than or equal to its respective initial underlying level. Thus, the term of the notes may be limited to as short as one year. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the applicable underlying, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The underlyings are subject to risks associated with foreign equity securities — Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The performance of the underlyings will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar — The EURO STOXX 50® Index and the EURO STOXX® Banks Index are composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the underlyings and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the underlyings as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the respective underlying stocks.

♦	The EURO STOXX® Banks Index is subject to risks associated with the financial services industry — All of the stocks included in the EURO STOXX® Banks Index are issued by companies whose primary line of business is directly associated with the financial services sector. Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector.

♦	Our offering of the notes is not a recommendation of either underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or the stocks that constitute the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of the underlyings, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred; and

♦	selecting successor underlyings or performing an alternative calculation of the levels of the underlyings if the underlyings are discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to either underlying may affect the value of your notes — STOXX Limited, as publisher of the EURO STOXX 50® Index and the EURO STOXX® Banks Index, may add, delete or substitute the stocks that constitute either underlying or make other methodological changes that could affect the level of either underlying. STOXX Limited may discontinue or suspend calculation or publication of either underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, the notes should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions*:

Stated principal amount:	$10.00
Term:	2 years (unless earlier called)
Hypothetical initial underlying levels:	EURO STOXX 50® Index: 3,600.00
EURO STOXX® Banks Index: 140.00
Hypothetical downside thresholds:	EURO STOXX 50® Index: 2,160.00 (which is 60% of its hypothetical initial underlying level)
EURO STOXX® Banks Index: 84.00 (which is 60% of its hypothetical initial underlying level)
Hypothetical call return rate:	6.00% per annum
Valuation dates:	Valuation dates will occur quarterly, beginning one year after issuance, as set forth on page PS-5 in this pricing supplement.

*(i) The hypothetical call return rate per annum does not represent the actual call return rate per annum and (ii) the hypothetical initial underlying levels and downside thresholds do not represent the actual initial underlying levels and downside thresholds, respectively, applicable to the underlyings. The actual call return rate, initial underlying levels and downside thresholds for the notes are listed on the cover page of this pricing supplement.

Example 1 — The Closing Level of the Least Performing Underlying is Greater Than its Initial Underlying Level on the First Valuation Date; the Notes are Called

Closing levels on first valuation date:	EURO STOXX 50® Index: 3,960.00 (greater than or equal to its initial underlying level)
EURO STOXX® Banks Index: 147.00 (greater than or equal to its initial underlying level)
Call price (per $10.00 stated principal amount):	$10.60

In this example, on the first valuation date, the underlying return of the EURO STOXX 50® Index is 10% and the underlying return of the EURO STOXX® Banks Index is 5%. Because the underlying return of the EURO STOXX® Banks Index is less than the underlying return of the EURO STOXX 50® Index on the first valuation date, the EURO STOXX® Banks Index is the least performing underlying on the first valuation date. In this example, because the closing level of the least performing underlying is greater than its respective initial underlying level on the first valuation date, the notes would be called on the first valuation date and we would pay you on the applicable call settlement date a total call price of $10.60 per $10.00 stated principal amount (a 6.00% total return on the notes).

Example 2 — The Closing Level of The Least Performing Underlying is Less Than its Initial Underlying Level on the First Four Valuation Dates but is Greater Than its Downside Threshold on the Final Valuation Date; the Notes are Called

Closing levels on first valuation date:	EURO STOXX 50® Index: 2,200.00 (less than its initial underlying level)
EURO STOXX® Banks Index: 130.00 (less than its initial underlying level)
Closing levels on second valuation date:	EURO STOXX 50® Index: 2,300.00 (less than its initial underlying level)
EURO STOXX® Banks Index: 90.00 (less than its initial underlying level)
Closing levels on third valuation date:	EURO STOXX 50® Index: 3,800.00 (greater than its initial underlying level)
EURO STOXX® Banks Index: 115.00 (less than its initial underlying level)
Closing levels on fourth valuation date:	EURO STOXX 50® Index: 2,100.00 (less than its initial underlying level)
EURO STOXX® Banks Index: 180.00 (greater than its initial underlying level)
Closing levels on final valuation date:	EURO STOXX 50® Index: 2,700.00 (greater than its downside threshold)
EURO STOXX® Banks Index: 168.00 (greater than its downside threshold)
Call price (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $1.20 $11.20

In this example, the closing level of the least performing underlying on each of the first four valuation dates is less than its respective initial underlying level, and as a result the notes are not automatically called following any of the first four valuation dates. On the final valuation date, the underlying return of the EURO STOXX 50® Index is -25% and the underlying return of the EURO STOXX® Banks Index is 20%. As a result, the EURO STOXX 50® Index is the least performing underlying on the final valuation date. In this example, because the final underlying level of the least performing underlying is greater than its downside threshold on the final valuation date, the notes are called and we would pay you at maturity a total of $11.20 (the $10.00 stated principal amount plus the call return of 12.00%).

Example 3 — Notes are NOT Called and the Final Underlying Level of the Least Performing Underlying is Less Than Its Downside Threshold on the Final Valuation Date

Closing levels on first valuation date:	EURO STOXX 50® Index: 2,300.00 (less than its initial underlying level)
EURO STOXX® Banks Index: 110.00 (less than its initial underlying level)
Closing levels on second valuation date:	EURO STOXX 50® Index: 2,200.00 (less than its initial underlying level)
EURO STOXX® Banks Index: 80.00 (less than its initial underlying level)
Closing levels on third valuation date:	EURO STOXX 50® Index: 3,900.00 (greater than its initial underlying level)
EURO STOXX® Banks Index: 65.00 (less than its initial underlying level)
Closing levels on fourth valuation date:	EURO STOXX 50® Index: 2,400.00 (less than its initial underlying level)
EURO STOXX® Banks Index: 145.00 (greater than its initial underlying level)
Closing levels on final valuation date:	EURO STOXX 50® Index: 2,880.00 (less than its initial underlying level) EURO STOXX® Banks Index: 42.00 (less than its initial underlying level and downside threshold)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + ($10.00 × underlying return of the least performing underlying) $10.00 + (–$7.00) $3.00

In this example, the closing level of the least performing underlying on each of the first four valuation dates is less than its respective initial underlying level, and as a result the notes are not automatically called following any of the first four valuation dates. On the final valuation date, the underlying return of the EURO STOXX 50® Index is -20% and the underlying return of the EURO STOXX® Banks Index is -70%. As a result, the EURO STOXX® Banks Index is the least performing underlying on the final valuation date. In this example, because the notes are not called and the final underlying level of the least performing underlying is less than its downside threshold on the final valuation date, you would incur a loss at maturity equal to the full decline of the least performing underlying. In this scenario, even though one of the underlyings closed above its downside threshold on the final valuation date, your payment at maturity will be based solely on the least performing underlying and you would not benefit from the performance of the other underlying.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices. The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index, including information concerning its composition and calculation and certain risks that are associated with an investment linked to the EURO STOXX 50® Index.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to February 9, 2018. The closing level of the EURO STOXX 50® Index on February 9, 2018 was 3,325.99. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The EURO STOXX® Banks Index

The EURO STOXX® Banks Index includes companies in the banks supersector within the STOXX® Europe 600 Index, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. It is calculated and maintained by STOXX Limited. The EURO STOXX® Banks Index is reported by Bloomberg L.P. under the ticker symbol “SX7E.”

The “EURO STOXX® Banks Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The EURO STOXX® Banks Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The EURO STOXX® Banks Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX® Banks Index, including information concerning its composition and calculation and certain risks that are associated with an investment linked to the EURO STOXX® Banks Index.

The graph below illustrates the performance of the EURO STOXX® Banks Index from January 2, 2008 to February 9, 2018. The closing level of the EURO STOXX® Banks Index on February 9, 2018 was 132.08. We obtained the closing levels of the EURO STOXX® Banks Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the EURO STOXX® Banks Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the EURO STOXX® Banks Index. We cannot give you assurance that the performance of the EURO STOXX® Banks Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the EURO STOXX 50® Index and the EURO STOXX® Banks Index from January 2, 2008 through February 9, 2018, based on the daily closing levels of the underlyings. For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 2, 2008 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes, including on any valuation date. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlying. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its initial underlying level or downside threshold on any valuation date or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or both of the underlyings might close below its initial underlying level or downside threshold on any valuation date or the final valuation date, respectively, as both of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.10 for each note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.90 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.10 per note for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of notes typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital

Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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